EXHIBIT 99.1

SMTC Adopts Rights Plan to Preserve Valuable Tax Assets

TORONTO, Dec. 30, 2014 (GLOBE NEWSWIRE) -- The Board of Directors of SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, announced today that the corporation has adopted a tax benefits preservation rights plan ("rights plan") designed to protect the Company's approximately $45.1 million in U.S. federal net operating loss carry-forwards (NOLs), under Section 382 of the Internal Revenue Code. The rights plan is designed to deter stock accumulations exceeding 4.99% that could potentially trigger a significant limitation of the NOLs and a corresponding reduction in shareholder value, and was adopted solely to preserve the Company's tax benefits and not to deter any strategic transactions or share accumulations. The Board remains open to considering all alternatives to maximize shareholder value, and the rights plan will be put forth for shareholder ratification at the upcoming 2015 Annual Stockholder Meeting. The rights plan also includes a procedure whereby the Board will consider requests to exempt certain proposed acquisitions of common stock from the applicable ownership trigger if the Board determines that the requested acquisition will either not limit or impair the availability of future use of the NOLs to SMTC or is in the best interests of the corporation and its shareholders.

As of December 29, 2014, the Company had NOLs in the United States of approximately $45.1 million generated from historical tax losses that can be carried forward for up to 20 years. Although under U.S. generally accepted accounting principles, the full amount of this deferred tax asset has not been recognized on the Company's balance sheet due to a valuation allowance against a portion of it, these tax assets can be utilized in certain circumstances to offset future U.S. taxable income and reduce or eliminate the Company's U.S. federal income tax liability otherwise payable. These NOLs could be of significant value in the event of the Company's return to tax profitability and improving prospects, and could be substantially limited if there were an "ownership change" as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if certain ownership changes related to SMTC's stock held by 5% or greater shareholders exceeded 50%, measured over a rolling three year period. These provisions can be triggered not only by merger and acquisition activity, but by normal market trading.

Under the rights plan, when a person or group has obtained beneficial ownership of 4.99% or more of the Company's common stock or an existing holder with greater than 4.99% ownership acquires additional shares, there would be a triggering event causing significant dilution in the economic interest and voting power of such person or group.

"This rights plan replaces the rights plan we adopted in June 2010 and was adopted by the Board solely to protect our stockholders from the risk of impairing a valuable Company asset. Importantly, now, as in the past, our Board remains open to strategic transactions and encourages new stockholders and the acquisition of additional shares by current stockholders," stated Sushil Dhiman, President and Chief Executive Officer. "While the Company has an exposure to an ownership change as defined in Section 382, we will continue to monitor our exposure to changes in ownership and should the plan no longer be required it will be terminated," added Mr. Dhiman. "We welcome new and current 5% stockholders to approach the Company for consideration."

The rights plan will have a limited life, initially expiring upon the earliest of (i) December 29, 2015, (ii) the date of the Company's 2015 Annual Stockholders Meeting if the rights plan is not approved by stockholders, (iii) the date of certain events described in the rights plan, and, (iv) the date the rights plan is no longer required to protect the Company's NOLs. If approved by the Company's stockholders at the Company's 2015 Annual Stockholders Meeting, the rights plan will expire on December 29, 2017 but may be extended for additional three-year periods with prior stockholder approval or terminated by the Board if it determines such action is in the best interests of the Company and its stockholders.

Further details on the plan can be found in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission concurrently with this press release.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end EMS including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Mexico, and China, with more than 1,500 employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes", "expect", "may", "should", "would", "will", "intends", "plans", "estimates", "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others discussed in the Company's most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/).

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

CONTACT: Investor Relations Information:
         Blair McInnis
         Corporate Controller
         Telephone: (905) 413.1222
         Email: blair.mcinnis@smtc.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com